05/11/09 1509064-001
$50.00 R #SUCCESS-
325383_24207596975600149
tid: 1698580

STATE OF WASHINGTON
SECRETARY OF STATE

APD

This Box For Office Use Only

FILED
SECRETARY OF STATE
MAY 11 2009
STATE OF WASHINGTON

Washington Profit Corporation
See attached detailed instructions

☐ Filing Fee $30.00

☑ Filing Fee with Expedited Service $50.00

UBI Number: 601 118 219

ARTICLES OF AMENDMENT

Chapter 23B.10 RCW

SECTION 1

NAME OF CORPORATION: *(as currently recorded with the Office of the Secretary of State)*
I2 Telecom International, Inc.

SECTION 2

AMENDMENTS were adopted on this DATE: June 30, 2008

SECTION 3

ARTICLES OF AMENDMENT WERE ADOPTED BY: *(please check one of the following)*

☐ Board of Directors *(shareholder action was not required)*

☑ Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

☐ Incorporators *(shareholder action was not required)*

SECTION 4

AMENDMENTS TO ARTICLES ON FILE: *(if necessary, attach additional information)*
See attached.

SECTION 5

EFFECTIVE DATE OF ARTICLES OF AMENDMENT: *(please check one of the following)*

☐ Upon filing by the Secretary of State

☑ Specific Date: May 14, 2009 *(Specified effective date must be within 90 days AFTER the Articles of Amendment have been filed by the Office of the Secretary of State)*

SECTION 6

SIGNATURE *(see instructions page)*
This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

X [signature]	Paul R. Arena	5/6/09	434 / 587-4701
Signature	Printed Name/Title	Date	Phone Number

At the effective time of these Articles of Amendment, every ten (10) outstanding shares of the corporation's Common Stock shall be combined and reclassified into one share of Common Stock, no par value, of the Company, thereby giving effect to a ten-for-one reverse stock split (the "Reverse Split"). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, any fractional share will be rounded to the next whole share.